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                                                         Form of Foreign Custody
                                                    Manager Delegation Amendment
                                                                            2001

Van Kampen Series Fund, Inc.
One Parkview Plaza
 Oakbrook Terrace, IL 60101

RE:  FOREIGN CUSTODY MANAGER DELEGATION AMENDMENT
THE VAN KAMPEN SERIES FUND, INC

Dear Sirs:

Reference is made to the custody agreement dated as of December 31, 1992, amended April 22, 1996 (the "Agreement") by and between The Chase Manhattan Bank (as successor by operation of law to Morgan Stanley Trust Company) ("Custodian") and the Client for the safekeeping of securities and cash ("Property") received by the Custodian for the account of the Client. Unless otherwise defined herein, terms defined in the Agreement are used herein with their defined meanings.

         1. In addition to the duties of the Custodian under the Agreement, with respect to foreign Property in such jurisdictions as the Client and the Custodian shall agree from time to time, the Client hereby delegates to the Custodian, and the Custodian hereby accepts and assumes, the following duties of a "Foreign Custody Manager" as set forth in Securities and Exchange Commission rule 17f-5 ("rule 17f-5") under the Investment Company Act of 1940, as amended ("1940 Act"):

         a. selecting Eligible Foreign Custodians (as that term is defined in rule 17f-5(a)(1)), having first determined that foreign Property placed and maintained in the safekeeping of each such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such foreign Property, including, without limitation, those factors set forth in rule 17f-5(c)(1)(i)-(iv);

         b. determining that the written contract with each Eligible Foreign Custodian requires that the Eligible Foreign Custodian will provide reasonable care for foreign assets based on the standards applicable to custodians in the relevant market (as provided in rule 17f-5(c)(2)) and entering into written contracts with such Eligible Foreign Custodians; and

         c. establishing a system for monitoring the appropriateness of both maintaining the foreign Property with each Eligible Foreign Custodian and the performance of the custody contract with such Eligible Foreign Custodians, it being understood, however, that in the event that Custodian shall have determined that the existing Eligible Foreign


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         Custodian in a given country no longer affords reasonable care to foreign Property and that no other Eligible Foreign Custodian in that country would afford reasonable care, Custodian shall promptly so advise Client and shall then act in accordance with the Authorized Instructions of Client with respect to the disposition of the affected foreign Property.

For purposes of clarity, it is understood and agreed that Custodian shall not be responsible for any Foreign Custody Manager duties, including but not limited to those described in a., b. and c. above, with respect to any securities depository.

         2. In acting as a Foreign Custody Manager, the Custodian shall exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of fund foreign Property would exercise.

         3. The Custodian shall provide the Board of Directors of the Client with written quarterly reports for use at the Client's quarterly Board of Directors meetings regarding the placement of the foreign Property with a particular Eligible Foreign Custodian and any material changes to the arrangements with any Eligible Foreign Custodian holding any foreign Property.

         4. Subject to Sections 1-3 above, Custodian is hereby authorized to place and maintain foreign Property on behalf of Client with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by Custodian.

         5. In acting as a Foreign Custody Manager, the Custodian shall not supervise, recommend or advise the Client relative to the investment, purchase, sale, retention or disposition of any foreign Property in any country, including with respect to prevailing country risks. At Client's request, Custodian shall provide to Client such information relating to country risk as is specified in Appendix 1 hereto. Client hereby acknowledges that: (i) such information is solely designed to inform Client of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and
(ii) Custodian has gathered the information from sources it considers reliable, but that Custodian shall have no responsibility for inaccuracies or incomplete information.

         6. (a) The Client represents that it: (i) has the authority and power to delegate to the Custodian the duties set forth herein, (ii) has taken all requisite action (corporate or otherwise) to authorize the execution and delivery of this Amendment, and (iii) the foreign Property being placed and maintained in Bank's custody is subject to the 1940 Act, and (iv) its Board (or other governing body) has determined that it is reasonable to rely on Custodian to perform as Client's Foreign Custody Manager. (b) Custodian represents that it: (i) is a U.S. Bank (as defined in rule 17f-5(a)(7), and (ii) has taken all requisite action (corporate or otherwise) to authorize the execution and delivery of this Amendment.

         7. (a) In addition to the duties of the Custodian under the Agreement, the Custodian shall, for consideration by the Client and as contemplated by SEC rule 17f-7, provide an analysis of the custody risks associated with maintaining the Client's foreign Property with each Eligible Securities Depository used by the Custodian as of the effective of this Section 7 (or, in the case of an Eligible Securities Depository not used by the Custodian as of such date, prior to the initial placement of the


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Client's foreign Property at such Depository after such date) and at which any foreign Property of the Client is held or is expected to be held. The foregoing analysis will be provided to Customer at the Custodian's Website. In connection with the foregoing, the Client shall notify the Custodian of any Eligible Securities Depositories at which it does not choose to have its Foreign Assets held. The Custodian shall monitor the custody risks associated with maintaining the Client's foreign Property at each such Eligible Securities Depository on a continuing basis and shall promptly notify the Client or its adviser of any material change in such risks.

         (b) The Custodian shall exercise reasonable care, prudence and diligence in performing pursuant to Section 7(a).

         (c) Based on the information available to it in the exercise of diligence, the Custodian shall determine the eligibility under rule 17f-7(b)(1) of each depository before including it on Appendix B hereto and shall promptly advise the Client if any Eligible Securities Depository ceases to be eligible.

         (d) The Custodian need not commence performing any of the duties set forth in this Section 7 prior to March 31, 2001, but the Custodian shall advise the Client if it is prepared to commence such duties prior to such date as to particular depositories.

         8. Section 2 of the Agreement is hereby deleted and replaced with the following:

         Foreign Property may be placed and maintained by Custodian on behalf of
         Client: (i) in custody and deposit accounts that have been established by the Custodian with one or more Eligible Foreign Custodians as listed on Exhibit A, and as such Exhibit may be amended from time to time by the Custodian by written notice to the Client (the "Subcustodians"),
         (ii) through the facilities of the securities depositories (which shall be Eligible Securities Depositories on and after the date of compliance with rule 17f-7 and shall be "securities depositories" as defined in
         (a)(1)(ii)-(iii) of the 1997 amendments to rule 17f-5 until such time) listed on Exhibit B hereto (except that a "securities depository" as used herein when referring to a securities depository located in the U.S. shall mean a "securities depository" as defined in SEC rule 17f-4(a)), which are hereby authorized in respect of the markets in which foreign Property is currently held, and (iii) through the facilities of securities depositories listed on Exhibit B in respect of the markets in which foreign Property is not currently held and as to depositories added to such Exhibit from time to time by the Custodian on written notice to the Client, but as to both such types of depositories only upon Authorized Instructions (and which shall have the same definitions as in (ii) above). At the request of Client, Custodian may, but need not, add to Exhibit A an Eligible Foreign Custodian that is a bank where Custodian has not acted as Foreign Custody Manager with respect to the selection thereof. Custodian shall notify Client in the event that it elects to add any such entity. For purposes of the liability provisions of the Agreement, the term Subcustodian shall not include any entity so added.

         9. Except as expressly amended hereby, all terms and provisions of the Agreement are and shall continue to be in full force and effect. This Amendment shall be construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.


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This Amendment may be executed by one or both of the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         If the foregoing corresponds to your understanding of our agreement, please indicate your acceptance by the signature of your authorized representative below.

Yours truly,

THE CHASE MANHATTAN BANK



By:      /s/ MARK W. KUCERA
         --------------------------------
Name:    Mark W. Kucera
Title:   VP

Agreed and accepted:
The Van Kampen Series Fund, Inc.



By:      /s/ SARA L. BADLER
         --------------------------------
Name:    Sara L. Badler
Title:   Assistant Secretary
Date:    May 24, 2001


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                                   Appendix 1

                       INFORMATION REGARDING COUNTRY RISK

1. To aid Client in its determinations regarding Country Risk, Custodian shall furnish annually and upon the initial placing of Assets into a country the following information (check items applicable):

         A        Opinions of local counsel concerning:

                  i. Whether applicable foreign law would restrict the access afforded Client's independent public accountants to books and records kept by an Eligible Foreign Custodian located in that country.

                  ii. Whether applicable foreign law would restrict the Client's ability to recover its assets in the event of the bankruptcy of an Eligible Foreign Custodian located in that country.

                  iii. Whether applicable foreign law would restrict the Client's ability to recover assets that are lost while under the control of an Eligible Foreign Custodian located in the country.

         B.       Written information concerning:

                  i. The likelihood of expropriation, nationalization, freezes, or confiscation of Client's assets.

                  ii. Whether difficulties in converting Client's cash and cash equivalents to U.S. dollars are reasonably foreseeable.

         C. A market report with respect to the following topics: (i) securities regulatory environment, (ii) foreign ownership restrictions, (iii) foreign exchange, (iv) securities settlement and registration, (v) taxation, and (vi) securities depositories (including securities depository evaluation).

2. Custodian shall furnish the following additional information on an as needed basis:

         Market flashes, including with respect to changes in the information in market reports.